Investor contact:

                                                               Cindy Wyrick
                                                     VP, Investor Relations
                                                      SoftNet Systems, Inc.
                                                               415-343-2325
                                                        cwyrick@softnet.com


                                                             Media contact:

                                                             Gloria Parrish
                                         Director, Corporate Communications
                                                      SoftNet Systems, Inc.
                                                               415-365-2514
                                                       gparrish@softnet.com


       SoftNet to Discontinue Operations of Aerzone Corporation Subsidiary

         San Francisco, California, December 19, 2000 - SoftNet Systems, Inc. (Nasdaq: SOFN) today announced it plans to discontinue operations of its Aerzone Corporation (Aerzone) subsidiary. It will look for buyers for Laptop Lane, Ltd., Aerzone's business center division and will cease operations of Aerzone's wireless businesses within the next few weeks. The plan includes a reduction in force.

         Separately, SoftNet announced changes to its Board of Directors. Dr. Lawrence B. Brilliant, who recently resigned as chief executive officer due to health concerns, resigns from the board effective immediately. Garrett J. Girvan, SoftNet's chief executive officer, has been elected chairman of the Board of Directors. In addition, SoftNet has named Jeff Bowden, executive vice president, Strategic Integration at Pacific Century CyberWorks, to its Board of Directors. He joins PCCW's George Chan who remains a member of SoftNet's board.
         SoftNet's chairman and chief executive officer, Garrett J. Girvan, said, "The Board of Directors' decision reflects the company's focus on maximizing the value of its cash and other assets. SoftNet has taken a hard look at the financial needs of the Aerzone business and determined that it would need significantly greater total capitalization than we originally projected. Due to the significant shift in capital markets and their reluctance to embrace start-up initiatives, it was determined that it was not likely that Aerzone could raise the necessary capital to sustain its operations over the long term, and that terminating formal operations would be the most prudent action for shareholders."
         Aerzone, which was founded in February 2000 as SoftNet Zone, sought to capitalize on the nascent wireless broadband marketplace by targeting the mobile business professional in locations such as airports and convention centers. SoftNet acquired Laptop Lane at that time as part of its initial contribution to the Aerzone initiative.
         SoftNet intends to take a charge for the discontinued operations, and will re-schedule its planned fourth quarter conference call to January 16, 2001in order to reflect this development. The company has filed with the Securities and Exchange Commission under Rule 12b-25 to defer the filing of its 10-K until January 12, 2001.
         In addition, SoftNet's Board of Directors voted to cease its stock re-purchase program. To date, the company has re-purchased approximately 2.2 million shares of common stock under the buyback authority. About SoftNet Systems, Inc.
         In addition to Aerzone, SoftNet wholly owns Intelligent Communications (Intellicom). Intellicom combines Internet services with sophisticated two-way satellite technology to deliver a turnkey solution for ISPs, schools, corporations and businesses.

          For further information about SoftNet Systems, Inc. please visit www.softnet.com or call 415-365-2500.


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This  press  release  contains  forward-looking  statements  concerning  SoftNet
Systems' anticipated future operating results, future revenues and earnings or adequacy of future cash flow. (These forward-looking statements include, but are not limited to, statements containing the words "expect", "believe", "will", "may", "should", "project", "estimate" and like expressions, and the negative thereof.) These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements, including the risks attendant to a growing business in a new industry as well as those risks described in SoftNet Systems' Quarterly or Annual Report.


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